Exhibit 10.1

SERVICES AND PROFIT SHARING AGREEMENT

dated as of November 10, 2022

between

FTAI AVIATION HOLDCO LTD.,

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC,

and

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE MASTER GP LLC

i

SERVICES AND PROFIT SHARING AGREEMENT

THIS SERVICES AND PROFIT SHARING AGREEMENT, is made as of November 10, 2022 (the “Agreement”) by and among FTAI Aviation Holdco Ltd., a Cayman Islands exempted company (the “Company”), Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (“FTAI LLC”), and Fortress Worldwide Transportation and Infrastructure Master GP LLC, a Delaware limited liability company (together with its permitted assignees, the “GP”, and together with FTAI LLC, as defined below, the “Partners”).

W I T N E S S E T H:

WHEREAS, FIG LLC (the “Manager”), an affiliate of the GP, has agreed to provide management services for the benefit of Aviation Parent Ltd., a Cayman Islands exempted company (formerly known as FTAI Finance Holdco Ltd., “Aviation Parent”), the Company, and their subsidiaries pursuant to that certain Management and Advisory Agreement (the “Management and Advisory Agreement”) among FTAI LLC, Aviation Parent, the subsidiaries of FTAI LLC party and the Manager, dated as of July 31, 2022;

WHEREAS, on the date hereof, GP made a capital contribution to the Company in exchange for shares in the capital of the Company (the “Contribution and Exchange”); and

WHEREAS, as partial consideration for the Contribution and Exchange and the services provided under the Management and Advisory Agreement and any other services that the GP may provide (directly or through its affiliates) for the benefit of the Company or its subsidiaries from time to time, the Company desires to make certain incentive payments to the GP.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, FTAI LLC, the Company and the GP agree to enter into this Agreement as follows:

SECTION 1.	DEFINITIONS.

The following terms have the meanings assigned to them:

(a)          “Agreement” means this Services and Profit Sharing Agreement, as amended from time to time.

(b)          “Aviation Parent” has the meaning assigned to it in the recitals.

(c)          “FTAI Infrastructure Assets” shall have the meaning given to such term in the Separation Agreement.

(d)          “FTAI Infrastructure Assets and Liabilities” means FTAI Infrastructure Assets and FTAI Infrastructure Liabilities.

(e)          “FTAI Infrastructure Liabilities” shall have the meaning given to such term in the Separation Agreement.

(f)          “GAAP” means generally accepted accounting principles in the United States, as in effect on the date of this Agreement.

(g)          “IPO Date”: means May 15, 2015.

(h)       “Operating Agreement” shall mean the Fourth Amended and Restated Partnership Agreement of Fortress Worldwide Transportation and Infrastructure General Partnership dated as of May 20, 2015.

(i)          “Pre-Incentive Payment Net Income”  means, with respect to a calendar quarter, Aviation Parent’s net income attributable to shareholders during such quarter calculated in accordance with GAAP, but excluding, as applicable, Aviation Parent’s pro rata share of the following (without duplication):  (i) gains and losses, realized or unrealized, (ii) the non-cash portion of any equity-based compensation expense, (iii) the one-time impact of any non-capitalized acquisition-related expenses, including transaction and integration expenses, provided that such amounts are capitalized and amortized in respect of such acquisition and such amortization is included in the calculation of Pre-Incentive Payment Net Income, (iv) any non-cash portion of the provision for income taxes, net of cash payments for income taxes and (v) any other amounts approved by the independent directors of Aviation Parent upon reasonable request by the GP.  For the avoidance of doubt, amounts paid to the GP as an Income Incentive Payment or a Capital Gains Incentive Payment during such quarter shall be excluded in computing Pre-Incentive Payment Net Income.  With respect to the first determination of Pre-Incentive Payment Net Income following the Spin Date, Pre-Incentive  Net Income for any portion of the quarter occurring prior to the Spin Date shall exclude the FTAI Infrastructure Assets and Liabilities.

(j)          “Separation Agreement” means that certain Separation and Distribution Agreement, dated as of August 1, 2022, by and between FTAI LLC and FTAI Infrastructure Inc.

(k)          “Spin Date”: means August 1, 2022.

SECTION 2.	PAYMENTS.

(a)         Income Incentive Payment.  The GP will be paid by the Company an income incentive payment (an “Income Incentive Payment”) with respect to Pre-Incentive Payment Net Income in each calendar quarter as follows, provided, however, for any period of less than three months the amount paid as an Income Incentive Payment shall be prorated to reflect such shorter period.

(i)            No Income Incentive Payment in any calendar quarter in which Pre-Incentive Payment Net Income, expressed as a rate of return on the average value of Aviation Parent’s net equity capital at the end of the two most recently completed calendar quarters (including, for the avoidance of doubt, the quarter with respect to which such amount is being calculated ), does not exceed 2.0% for such quarter (8.0% annualized);

(ii)        100% of Pre-Incentive Payment Net Income with respect to that portion of such Pre-Incentive Payment Net Income, if any, that expressed as a rate of return on the average value of Aviation Parent’s net equity capital at the end of the two most recently completed calendar quarters (including, for the avoidance of doubt, the quarter with respect to which such amount is being calculated ), equals or exceeds 2.00% but does not exceed 2.2223% for such quarter; and

(iii)        10% of Pre-Incentive Payment Net Income with respect to that portion of such Pre-Incentive Payment Net Income, if any, that, expressed as a rate of return on the average value of Aviation Parent’s net equity capital at the end of the two most recently completed calendar quarters (including, for the avoidance of doubt, the quarter with respect to which such amount is being calculated ), exceeds 2.2223%.

(b)       Capital Gains Incentive Payment.  The GP shall be paid by the Company a capital gains incentive allocation (a “Capital Gains Incentive Payment”) in arrears as of the end of each calendar year equal to 10.0% of Aviation Parent’s pro rata share of cumulative realized gains from the Spin Date through the end of such calendar year, net of the following, without duplication, (i) cumulative realized or unrealized losses and the cumulative non-cash portion of equity-based compensation expenses, in each case, for such period (the “Loss Carryforward”) and (ii) all realized gains upon which prior performance-based Capital Gains Incentive Payments were previously distributed to the GP since the Spin Date.  As of the Spin Date, the Loss Carryforward shall be an amount equal to the portion of the cumulative realized or unrealized losses and cumulative non-cash portion of equity based compensation expenses of FTAI other than those attributable to the FTAI Infrastructure Assets and Liabilities from the IPO Date through the Spin Date, measured as of the open of business on the Spin Date.  Further, as of the Spin Date, the Company’s pro rata share of cumulative realized gains from the Spin Date shall be an amount equal to FTAI’s pro rata share of cumulative realized gains other than those attributable to the FTAI Infrastructure Assets and Liabilities from the IPO Date through the Spin Date minus all realized gains of FTAI other than those attributable to the FTAI Infrastructure Assets and Liabilities upon which prior performance-based capital gains incentive allocations we previously paid to the Manager or an affiliate thereof pursuant to the Operating Agreement.

(c)          Withholding. The Company is authorized to withhold from, or pay on behalf of or with respect to, any amount of federal, state, local or foreign taxes that the Company determines it is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement or otherwise attributable to such Partner’s participation in the Company. Any amounts so withheld shall be treated as having been distributed to such Partner pursuant to this Article 2 for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to such Partner. Each Partner shall use its commercially reasonable efforts to provide such information, documentation or certification as may be reasonably requested by the Company in connection with tax filings in any jurisdiction in which the Company or any entity in which the Company directly or indirectly invests to comply with any tax return or information filing requirements. Each Partner acknowledges and agrees that the Company may provide any such information, documentation or certifications to any applicable tax authority.

SECTION 3.	TAX TREATMENT AND TAX MATTERS.

(a)         For U.S. federal (and corresponding state and local) income tax purposes, the parties hereto intend that (i) the GP’s right to Income Incentive Payment and Capital Gains Incentive Payment (together, the “GP Profits Interest”) will be treated as a partnership interest in the Company, within the meaning of Treas. Reg. § 1.704-1(b)(3)(i), and a “profits interest” in the Company within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, or any successor authority thereto, (ii) payments to the GP in respect of the GP Profits Interest will be treated as partnership distributions under Section 731(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) the Company will be treated as a partnership coming into existence on the date hereof, with its initial partners consisting of FTAI LLC (or, for so long as FTAI LLC is a disregarded entity of Aviation Parent, Aviation Parent) and the GP, and (iv) this Agreement will be treated as part of the Company’s “partnership agreement” within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(h) (and allocations of income, gain, loss and deduction for U.S. federal income tax purposes will be determined in a manner consistent with the treatment of the GP Profits Interest as a “profits interest” as described in clause (i)), and (v) as a result of the Contribution and Exchange and the issuance of the GP Profits Interest, Aviation Parent will be treated as contributing all of the assets of the Company to the Company (subject to all of the liabilities of the Company) in a contribution described in Section 721(a) of the Code.

(b)        The parties hereto agree for U.S. federal income tax purposes (as well as corresponding state and local income tax purposes) to report consistently with the treatment described in this Section 3, and none of the parties hereto shall take any position inconsistent with such treatment unless required pursuant to a determination (as defined in section 1313 of the Code).

SECTION 4.	NO JOINT VENTURE.

Except for applicable tax purposes as provided in Section 3(a), nothing in this Agreement shall be construed to make the Company and the GP partners or joint venturers or impose any liability as such on either of them.

SECTION 5.	TERM; TERMINATION.

(a)          This Agreement shall be in effect until the date of the termination of the Management and Advisory Agreement.

(b)         In the event that the Management and Advisory Agreement is terminated in accordance with the provisions of Section 13(a) or Section 15(b) of the Management and Advisory Agreement, the Company shall pay to the GP, on the date on which such termination is effective, a termination payment (the “Termination Payment”) equal to the amount of the Income Incentive Payment and the Capital Gains Incentive Payment as if Aviation Parent’s assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).  The obligation of the Company to pay the Termination Payment shall survive the termination of this Agreement.

(c)         If this Agreement is terminated pursuant to this Section 5, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 5(b) of this Agreement.

SECTION 6.	ASSIGNMENT.

(a)        This Agreement shall not be assigned by a party to this Agreement without the prior written consent of the other parties, except in the case of assignment by a party to their successor (by merger, consolidation or purchase of assets), in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the original party is bound under this Agreement.

SECTION 7.	NOTICES.

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission or email against answerback, (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)            If to the Company:

  FTAI Aviation Holdco Ltd.
  c/o Fortress Worldwide Transportation and Infrastructure Master GP LLC
  1345 Avenue of the Americas
  45th Floor
  New York, New York 10105
  Attention:  Mr. Ken Nicholson
  Attention:  Mr. Kevin Krieger

(b)           If to the GP:

  Fortress Worldwide Transportation and Infrastructure Master GP LLC
  1345 Avenue of the Americas
  46th Floor
  New York, New York 10105
  Attention:  Mr. Randal A. Nardone
  Attnetion:  Mr. David Brooks

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7 for the giving of notice.

SECTION 8.	BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 9.	ENTIRE AGREEMENT.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing.

SECTION 10.	CONTROLLING LAW.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 11.	INDULGENCES, NOT WAIVERS.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 12.	TITLES NOT TO AFFECT INTERPRETATION.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 13.	EXECUTION IN COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 14.	PROVISIONS SEPARABLE.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 15.	GENDER.

Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

FTAI AVIATION HOLDCO LTD.,
a Cayman Islands exempted company

By:	/s/ Joseph P. Adams, Jr
	Name:	Joseph P. Adams, Jr
	Title:	Director

FORTRESS TRANSPORTATION AND,
INFRASTRUCTURE INVESTORS LLC
a Delaware limited liability company

By:	/s/ Angela Nam
	Name:	Angela Nam
	Title:	Chief Financial Officer

GP:

FORTRESS WORLDWIDE, TRANSPORTATION
AND INFRASTRUCTURE MASTER GP LLC
a Delaware limited liability company

By:	/s/ Demetrios Tserpelis
	Name:	Demetrios Tserpelis
	Title:	Authorized Signatory